Exhibit 10.72

LICENSE AGREEMENT

This License Agreement (“Agreement”) is made in Jerusalem this 20 day of December 2023 (the “Effective Date”), by and between:

YISSUM RESEARCH DEVELOPMENT COMPANY OF THE HEBREW UNIVERSITY OF JERUSALEM, LTD., of Hi Tech Park, Edmond J. Safra Campus, Givat Ram, Jerusalem 91390, Israel (“Yissum”); and UNIVERSITY OF RIJEKA FACULTY OF MEDICINE, of 20 Brace Branchetta, Rijeka 51000, Croatia (“Rijeka” and, together with Yissum, “Licensors”), of the first part; and NAYA BIOSCIENCES INC., a Delaware corporation, of 19505 Biscayne Blvd, Suite 2350, 3rd floor, Aventura, FL 33180 (the “Company”), of the second part;

(each of Yissum and the Company, a “Party”, and collectively the “Parties”)

WHEREAS:	in the course of research conducted by Prof. Ofer Mandelboim (the “University Researcher”) at the University (as defined in section 1 below) together with Prof. Stipan Jonjic (the “Rijeka Researcher”) (University Researcher and Rijeka Researcher each, individually, a “Researcher” and, collectively, the “Researchers”), at Rijeka, the Researchers developed a technology comprising two specific anti- NsKp46 antibodies denoted hNKp46.09 (09) and hNKp46.12 (12), as more fully described in the patent application[s] listed in Appendix A (collectively, the “Existing Patents”); and

WHEREAS:	pursuant to the regulations of the University, the rights and title to all inventions, know-how and the results of research created by scientists of the University vest solely with Yissum, including the technology developed by the Researcher as aforesaid; and

WHEREAS:	pursuant to law, Rijeka regulations and agreements between Rijeka and its researchers, the rights and title to all inventions, know-how and the results of research created by scientists of the Rijeka vest solely with Rijeka, including the technology developed by the Rijeka Researcher as aforesaid; and

WHEREAS:	the Company has represented to Licensors that (i) the Company is experienced in the development of products similar to those to be based on the inventions and the results of research that are the subject of this Agreement; and (ii) either by itself or through third parties, it has the financial capacity and the strategic commitment to facilitate the development, production, marketing, sale and distribution of such products; and

WHEREAS:	the Company wishes to obtain a license from Licensors for the development and commercialization of the inventions covered by the Existing Patents; and

WHEREAS:	Licensors agree to grant the Company such a license, all in accordance with the terms and conditions of this Agreements.

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NOW THEREFORE THE PARTIES DO HEREBY AGREE AS FOLLOWS:

1.	Interpretation and Definitions

1.1	The preamble and appendices to this Agreement constitute an integral part hereof and shall be read jointly with its terms and conditions.

1.2	In this Agreement, unless otherwise required or indicated by the context, the singular shall include the plural and vice-versa, the masculine gender shall include the female gender, “including” or “includes” shall mean including, without limiting the generality of any description preceding such terms and the use of the term “or” shall mean “and/or” and any reference to the term “sale” shall include the sale, lease, rental, or other disposal of any Product.

1.3	The headings of the Sections in this Agreement are for the sake of convenience only and shall not serve in the interpretation of the Agreement.

1.4	In this Agreement, the following capitalized terms shall have the meanings appearing alongside them, unless provided otherwise:

1.4.1	“Affiliate” shall mean any person, organization or other legal entity which controls, or is controlled by, or is under common control with, the Company. “Control” shall mean the holding of more than fifty percent (50%) of (i) the equity, or (ii) the voting rights, or (iii) the right to elect or appoint directors.

1.4.2	“Development Plan” shall mean the written plan and timetable for the development and the commercialization of Products, including specific development milestones, prepared by the Company and approved by Licensors pursuant to Section 5.1 below, to be attached to this Agreement as Appendix B within thirty (30) days of the Effective Date.

1.4.3	“Development Results” shall mean the results of’ activities carried out by the Company or by third parties (other than the Researchers and their teams or any other University or Rijeka employee) at the direction of the Company pursuant to the Development Plan or otherwise in fulfillment of the Company’s obligations hereunder (including its development obligations under Section 5 below), including any invention, patent or patent application, product, material, method, discovery, composition, process, technique, know-how, data, information or other result which do not form part of the Licensed Technology, and further including any governmental or regulatory filing submitted, or approval, license, registration, or authorization obtained, by the Company, an Affiliate or Sublicensee in respect of the Products, as well as any other information, data, material, results, devices and know-how arising from the performance of the Development Plan.

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1.4.4	“Exit Event” shall mean, (i) whether in one transaction or a series of transactions, the shareholders of the Company receive Exit Proceeds and as a result, the shareholders of the Company who held shares immediately prior to the consummation of such transaction or series of transactions no longer hold a majority of the voting common stock of the Company (an “M&A”); or (ii) the sale or the assignment of all rights to this Agreement (an “Asset Sale”).

1.4.5	“Exit Fee” shall mean an amount payable to Licensors in accordance with Section 7.5.

1.4.6	“Exit Proceeds” shall mean any consideration, monetary or otherwise, actually received by the Company or its shareholders, as a result, of an Exit Event.

1.4.7	“Field” shall mean the use of the NK engager multispecific therapy developed and patented under (1) CYT338 (patent number WO2022/216723) using CD38 and NKp46 as the NK engager and Cytovia’s Bispecifc Antibody platform; or (2) CYT303 (patent number WO 2022/216744) using GPC and NKp46 as the NK engager and Cytovia’s Bispecifc Antibody platform, either for human prophylactic or therapeutic indications.

1.4.8	“First Commercial Sale” shall mean the first sale of a Product by the Company, an Affiliate or a Sublicensee after the receipt of any required regulatory approval to market and sell such Product. Notwithstanding the foregoing and for the avoidance of doubt, sales of Products for the purposes of clinical trials or other testing prior to a First Commercial Sale shall entitle Licensors to payment of consideration in accordance with Section 7 below but shall not be considered a First Commercial Sale.

1.4.9	“Know-How” shall mean any non-public, proprietary, tangible or intangible information, techniques, products, technology, practices, trade secrets, inventions, methods, processes, knowledge, materials, results, compounds compositions, substances, data, discoveries or devices (whether patentable or not) developed by the Researchers, prior to the execution of this Agreement, solely and directly related to the subject matter claimed in the Existing Patents and specifically relating to the Products, and belonging to Licensors and described generally in Appendix A.

1.4.10	“License” shall have the meaning set forth in Section 3.1 below.

1.4.11	“Licensed Patents” shall mean (i) the Existing Patents, and any patent application that claims priority therefrom; as well as (ii) all divisions, continuations, continuations-in-part, re- examinations, reissues, renewals, registrations, confirmations, substitutions, or extensions, including European Supplementary Protection Certificates (“SPCs”) (within the meaning of such term under Council Regulation (EU) No. 1768/92), or any other similar statutory protection, and any provisional applications, national, regional, PCT or similar applications and any and all patents issuing from, and patentable inventions, methods, processes, and other subject matter disclosed or claimed in, any or all of the foregoing.

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1.4.12	“Licensed Technology” shall mean the Know-How and the Licensed Patents.

1.4.13	“Net Sales” shall mean:

(a)	the gross sales price invoiced for sales of Products by the Company, an Affiliate or Sublicensee to a third party; or

(b)	the fair market value of non-monetary consideration received in connection with such sales;

after deduction of: (i) commercially reasonable discounts, chargebacks and return credits to the extent actually taken by third parties; and (ii) sales taxes, including VAT paid by customers for transfer in full to applicable tax authorities; provided that such deductions shall be directly related to the sale of Products that were awarded within the regular running of the business of the Company, Affiliate or Sublicensee. For the sake of clarity, any payment or rebate received by the Company, an Affiliate or Sublicensee from any governmental agency directly in relation to the sales shall be considered as Net Sales.

In the event of sales of Products made through a distributor, or marketing agent where the transfer to the distributor or marketing agent was made for a price certain without the Company, Affiliate or Sublicensee being entitled to any further compensation for such transfer based upon the price at which the distributor or marketing agent sells Products to a third party, the sales made by such distributor or marketing agent to a third party shall not be deemed gross sales for the purposes of this Agreement. Rather, the gross sales shall be the amounts paid to the Company for Products transferred to such distributor or marketing agent by the Company, an Affiliate or Sublicensee.

In the event of sales or deductions not made at “arms- length”, then for the purpose of calculation of Royalties (as defined below) to Licensors, Net Sales shall be calculated in accordance with arm’s length prices for sale of Products to an independent third party purchaser and arms-length deductions, to be determined by the current market conditions, or in the absence of such conditions, according to the assessment of an independent appraiser to be selected by the Parties.

1.4.14	“Product” shall mean products known as CYT338 or CYT303 (as described in Appendix A) and or incorporating products known as CYT338 or CYT303, the development, manufacture, provision or sale of which, in whole or in part, in any field of use, (i) uses, exploits, comprises, contains, improves upon or incorporates the Licensed Technology or the Development Results or any part thereof, or is otherwise covered thereby, or falls within the scope thereof, in whole or in part, or uses the Licensed Technology or the Development Results as a basis for subsequent modifications; or (ii) but for the License (as defined below) would infringe any claim of a Licensed Patent.

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1.4.15	“Representatives” shall mean employees, researchers, officersי agents, subcontractors, consultants, or any other person or entity acting on a Party’s behalf.

1.4.16	“Subcontracting Agreement” shall mean (i) a bona fide subcontracting agreement with a subcontractor in which the Company must grant the subcontractor the right to make use of the Licensed Technology on behalf of the Company, and for which use the Company is required to pay or otherwise compensate the subcontractor, including, but not limited to, manufacturing or developing any of the Products (or part thereof); or (ii) a bona fide arms-length research agreement, pursuant to which an academic or research institution is engaged for the purpose of performing research, on the Company’s behalf, for the development of any of the Products (or part thereof); provided that in no event shall the consideration (if any) therefor comprise any Products; and further provided that such subcontracting agreement in (i) and (ii) above shall contain terms substantially as protective in relation to the Licensed Technology, as the terms of this Agreement; and the term “Subcontractor” shall be construed accordingly.

1.4.17	“Sublicense” shall mean any grant by the Company or its Affiliates of any of the rights granted under this Agreement or any part thereof; including the right to develop, manufacture, market, sell or distribute the Licensed Technology or any Product, for which grant the recipient of the Sublicense is required to pay the grantor of the Sublicense (or the grantor’s related entity), excluding a Subcontracting Agreement.

1.4.18	“Sublicense Consideration” shall mean any proceeds or consideration of any kind whatsoever, whether monetary or otherwise, that the Company or an Affiliate may receive from a Sublicensee as a direct result of the grant of a Sublicense or an option for a Sublicense or pursuant thereto, except amounts received by the Company which constitute royalties based on sales by Sublicensees in respect of which the Company is required to pay Royalties to Licensors.

1.4.19	“Sublicensee” shall mean any third party to whom the Company or an Affiliate shall grant a Sublicense or an option for a Sublicense. For the sake of clarity, Sublicensee shall include any other third party (other than a Subcontractor) to whom such rights shall be transferred or assigned, or who may assume control thereof by operation of law or otherwise.

1.4.20	“Territory” shall mean worldwide.

1.4.21	“University” shall mean the Hebrew University of Jerusalem and each of its branches.

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2.	Services.

Should the Company choose to (a) retain the services of the University Researcher or any other employee of the University in connection with the License; or (b) grant any benefit, including cash payments or securities of any kind, to the University Researcher or any other employee of the University, it shall do so only through a written agreement executed between the Company and Yissum. Any such agreement will require, among other things, that any intellectual property rights generated under such agreement will be governed by the terms of this Agreement.

3.	The License

3.1	Subject to the full performance by the Company of its obligations in accordance with this Agreement, Licensors hereby grant the Company an exclusive license to make commercial use of the Licensed Technology, in order to develop, manufacture, market, distribute or sell a Product, all within the Territory and in the Field, subject to and in accordance with the terms and conditions of this Agreement (the “License”). For clarity, the License granted hereunder does not include the right to use the Licensed Technology in connection with the development, manufacture, marketing, distributing or selling any product, other than the Products.

3.2	Notwithstanding the provisions of Section 3.1, above, both Yissum, on behalf of the University, and Rijeka, shall retain the right (i) to make, use and practice the Licensed Technology for the University’s and Rijeka’s own research and educational purposes; and (ii) to license or otherwise convey to other academic and not-for-profit research organizations, the Licensed Technology for use in non-commercial research.

4.	Term of the License

The License shall expire, if not earlier terminated pursuant to the provisions of this Agreement, on a country-by-country, Product-by- Product basis, upon the later of: (i) the date of expiration in such country of the last to expire Licensed Patent included in the Licensed Technology; (ii) the date of expiration of any exclusivity on the Product granted by a regulatory or government body in such country; or (iii) the end of a period of twenty (20) years from the date of the First Commercial Sale in such country. Should the periods referred to in Subsections (i) or (ii) expire in a particular country prior to the period referred to in Subsection (iii), above, the license in that country or those countries shall be deemed a license to the Know-How during such post- expiration period.

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Upon the expiration of the later of the periods set forth in Subsections (i) through (iii) above (and provided that the License has not been terminated prior thereto), the Company shall have a fully-paid non- exclusive license to the Know-How, and the Company shall have an irrevocable option to obtain an exclusive license to the Know-How by agreeing to pay Licensors fifty percent (50%) of the consideration set forth in Section 7.3 and 7.6 below, in respect of Net Sales and Sublicense Consideration received during the period of such license which shall continue for a period of two (2) years after termination of the later of the periods as referred to above and shall be renewed automatically for additional successive two (2) year periods, unless the Company or Licensors notify the other Party in writing prior to the end of the then current two (2) year period that it does not wish the license to be renewed as aforesaid. Prior to the time the Company notifies the Licensors whether or not the Company is exercising the option, the Licensors will not take any action or enter into any agreement which would be inconsistent with the grant of an exclusive license.

5.	Development and Commercialization

5.1	The Company undertakes, at its own expense, to use its best efforts to carry out the development, regulatory, manufacturing and marketing work necessary to develop and commercialize Products in accordance with the Development Plan approved by Licensors, a copy of which will be attached to this Agreement as Appendix B within thirty (30) days of the Effective Date. The Development Plan may be modified from time to time by the Company as reasonably required in order to achieve the commercialization goals set forth above, upon Licensors’ prior written approval, but without derogating from the dates of the achievement of the development milestones set forth in Appendix B under the heading Development Milestones (the “Development Milestones”). All terms and conditions of the License and this Agreement shall apply to the modified Development Plan and subsequent Development Results. Whenever in this Agreement it is specified that consent or approval is required to be given by the Licensors it is agreed that such consent or approval shall not be unreasonably withheld or delayed.

5.2	The Company shall (i) provide Licensors with periodic written reports (“Development Reports”) not less than once per every six (6) months concerning all material activities undertaken in respect of the exercise of the License, (ii) keep Licensors informed on a timely basis concerning all material activities and changes to the Development Plan undertaken in respect of the exercise of the License, and (iii) at Licensors’ request, from time to time, provide Licensors with further information relating to the Company’ s activities in exercise of the License. The Development Reports shall include detailed descriptions of the progress and results, if any, of:

(a) the tests and trials conducted and all other actions taken by the Company pursuant to the Development Plan, and a summary of the Development Results and any other related work effected by the Company or by any Affiliate or Sublicensee during the six (6) month period prior to the report,

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(b) manufacturing, sublicensing, marketing and sales during the six (6) month period prior to the report; (c) the Company’s plans in respect of the testing, undertaking of trials or commercialization of Products for the following six (6) months; and (d) projections of sales and marketing efforts following the First Commercial Sale. Development Reports shall also set forth a general assessment regarding the achievement of any milestones; the projected - or actual- completion date of the development of a Product and the marketing thereof; as well as a description of any corporate transaction involving the Products or the Licensed Technology. If progress in respect of a Product differs from that anticipated in its Development Plan or a preceding Development Report, the Company shall explain, in its Development Report, the reason therefor and shall prepare a modified Development Plan for Licensors’ review and approval. The Company shall also make reasonable efforts to provide Licensors with any reasonable additional data that Licensors require to evaluate the performance of the Company hereunder.

5.3	The Company shall pursue the development and registration of all Products.

5.4	Upon completion of the development of any Product, the Company undertakes to perform all commercially reasonable actions necessary to maximize Net Sales of such Product on a regular and consistent basis.

5.5	If the Company shall not meet the Development Milestones or shall not commercialize the Products within the time frame agreed to in the Development Plan, unless such delay is caused by (i) the requirements of a regulatory or other governmental authority; (ii) force majeure in accordance with Section 17.9, below; or (iii) unless the Company and Licensors have agreed in writing to amend the Development Plan, Licensors shall notify the Company in writing of the Company’s failure to meet its obligations of diligence and shall allow the Company sixty (60) days to cure. If, to Yissumי s reasonable satisfaction, the Company is diligently taking measures to cure such failure within the sixty (60) days and such cure cannot be affected within the sixty (60 days period, Licensors may, at their sole discretion, notify the Company in writing that it is extending the period given to cure such failure by an additional period of up to sixty (60) days.. The Company’s failure to cure within such sixty (60) day period (or the extended cure period) to Licensors’ reasonable satisfaction shall be a material breach of this Agreement, entitling Licensors to immediate termination under Section 15.2 below.

5.6	The Company shall perform all its activities hereunder in accordance with all applicable laws and regulations and shall procure the receipt of all approvals and consents necessary for the performance of its obligations hereunder.

5.7	The Company agrees to provide Licensors or the University or Rijeka (for no consideration) a reasonable number of units of any Product developed or manufactured under this Agreement, for academic research purposes only.

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6.	Sublicenses

6.1	The Company shall only be entitled to grant a Sublicense after obtaining Licensors’ written approval regarding the identity of the Sublicensee and all material terms and conditions of the Sublicense, which approval shall not be unreasonably withheld or delayed.

6.2	Upon submission of its request to obtain the written consent of Licensors to a Sublicense, the Company shall fully disclose and submit to Licensors all documentation relating to the Sublicense, adequately disclose to Licensors any other business connection which it now has or is in the process of forming with the Sublicensee which may reasonably effect the decision of the Company regarding terms and conditions of the Sublicense; and shall notify Licensors in writing, whether a proposed Sublicensee is an Affiliate or is otherwise related to the Company. In addition, the Company shall provide Licensors with an executed copy of the Sublicense within ten (10) days of its execution. Any material amendments to a Sublicense shall be subject to Licensors’ prior written approval and shall be subject to the Company providing Licensors with an executed copy of such amendment to the Sublicense within ten (10) days of the execution of such amendment.

6.3	If the Company is unable or unwilling to serve or develop a potential market or market territory (unless the Company intends to develop the market or territory at a later point in time) for which there is another reputable and financially sound party willing to be a Sublicensee, the Company shall, at Licensors’ request, negotiate in good faith a Sublicense with such party; provided that the terms of such Sublicense (subject to good faith negotiations) shall be in the discretion of the Company.

6.4	Any Sublicense shall be dependent on the validity of the License and shall terminate upon termination of the License.

6.5	The Company shall ensure that any Sublicense shall include material terms that require the Sublicensee to comply with the terms of this Agreement, including, Section 14 below, the breach of which terms shall be a material breach resulting in termination of the Sublicense. In such an event, the Company undertakes to take all reasonable steps to enforce such terms upon the Sublicensee, including the termination of the Sublicense. In all cases, the Company shall immediately notify Licensors of any breach of the material terms of a Sublicense and shall copy Licensors on all correspondence with regard to such breach.

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Furthermore, in the context of any Sublicense, the Company will obtain an agreement from the relevant Sublicensee (i) that such Sublicensee may only use the Licensed Technology and any related information received from the Company in connection with the further development or commercialization of a Product pursuant to the terms of the Sublicense agreement and will keep same confidential; and (ii) naming Licensors as a third party beneficiary with the right to directly enforce the use and confidentiality provisions described in Subsection (i) above and the reporting provisions set out in Sections 6.6 and 8.2 below.

6.6	Without derogating from the generality of Section 6.5 above, the Company shall require each Sublicensee to provide it with regular written royalty reports that include at least the detail that the Company is required to provide pursuant to Section 8.2 below. Upon request, the Company shall provide such reports to Licensors.

6.7	Any act or omission of the Sublicensee which is not promptly remedied by the Company or the Sublicensee and which would have constituted a breach of this, Agreement by the Company had it been an act or omission of the Company, and which the breach has not made best efforts to promptly cure, including termination of the Sublicense, shall constitute a breach of this Agreement by the Company.

6.8	For the avoidance of any doubt it is hereby declared that under no circumstances whatsoever shall a Sublicensee be entitled to assign such Sublicense or further Sublicense the License or any part thereof.

6.9	The Company shall not be entitled to grant any rights whatsoever in respect to the Licensed Technology or the Product to any third party, including rights of distribution/distributorship, except by means of a Sublicense.

7.	License Consideration

In consideration for the grant of the License, the Company shall pay Licensors the following consideration during the termוn of the License as set forth in Section 4 above:

7.1	Royalties at a rate of two percent (2%) of Net Sales (the “Royalties”).

7.2	The Company shall pay Licensors the following amounts in connection with the achievement of the following milestones (whether by the Company, an Affiliate or a Sublicensee) per each Product (up to a maximum of two (2) Products):

Milestone	Payment
Pre-clinical proof of concept (animal data)	US$50,000
IND/ First patient in clinical study	US$200,000
upon dosing of first patient Phase II clinical study	US$500,000
upon dosing of first patient Phase III clinical study	US$500,000
Upon BLA approval	US$1,000,000

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7.3	The Company shall pay Licensors a one -time milestone payment in the amount of one million US Dollars (US$1,000,000) upon achieving (whether by the Company or an Affiliate or a Sublicensee) annual cumulative Net Sales of US$ 100,000,000 (one hundred million US Dollars).

7.4	Sublicense fees at a rate of ten percent (10%) of Sublicense Consideration.

7.5	An Exit Fee in the amount of one million US Dollars (US$1,000,000), for the first Exit event, whether Asset Sale, M&A

8.	Reports and Accounting

8.1	The Company shall give Licensors written notice of any (i) Sublicense Consideration received; (ii) First Commercial Sale made; (iii) Milestone achieved; or (iv) the occurrence of an Exit Event and the receipt of Exit Proceeds, within thirty (30) days of the particular event.

8.2	One (1) month after the end of each calendar quarter commencing from the earliest of (i) the First Commercial Sale; (ii) the grant of a Sublicense or receipt of Sublicense Consideration; or (iii) the occurrence of a Milestone, the Company shall furnish Licensors with a quarterly report (“Periodic Report”), certified as being correct by the chief financial officer of the Company, detailing the total sales and Net Sales effected during the preceding quarter, the total Sublicense Consideration received during the preceding quarter and the total Royalties, Sublicense Fees and, if relevant, any payments on account of the achievement of Milestone due to Licensors in respect of that period. Once the events set forth in Subsection (i), (ii) or (iii) above, have occurred, Periodic Reports shall be provided to Licensors whether or not Royalties, Sublicense Fees or payments on account of the achievement of Milestone are payable for a particular calendar quarter. The Periodic Reports shall contain full particulars of all sales made by the Company, Affiliates or Sublicensees and of all Sublicense Consideration received, including a breakdown of the number and type of Products sold, discounts, returns, the country and currency in which the sales were made, invoice dates and all other data enabling the Royalties and Sublicense Fees payable to be calculated accurately.

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8.3	Amounts payable pursuant to Section 7 (license consideration) shall be divided among the Licensors in equal parts. Accordingly, the Company shall pay the amounts due to each of the Licensors for the reported period within thirty (30) days of the presentation of the Periodic Report against an invoice issued by each of the Licensors for such amounts. In the event that an Exit Fee is due to be paid to Licensors, it shall be paid within sixty (60) days of the Exit Event against an invoice issued by each of the Licensors for such Exit Fee, All payments under this Agreement shall be computed and paid in US dollars, using the appropriate foreign exchange rate reported by the Bank of Israel on the last working day of the calendar quarter. Payment of value added tax or any other tax, charge or levy applicable to the payment to Licensors of the consideration as detailed in Section 7 above, shall be borne by the Company and added to each payment in accordance with the statutory rate in force at such time. All payments made to Licensors by an Israeli entity shall be made without the withholding of any taxes, provided that Licensors shall supply such Israeli entity, at its request, with a tax certificate indicating an official exemption from tax withholding ( מס מניכוי פטור במקור), for so long as Licensors have such a certificate. For the avoidance of doubt, if Licensors do not supply such certificate, the Israeli entity shall withhold taxes according to applicable law. All other payments to Licensors by non-Israeli entities shall be made without the withholding of any taxes. Payments may be made by check or by wire transfer to the following account:

For Yissum

Name of Bank: Hapoalim

Bank Key: 12

Bank’s address: 1 Hamarpe Street, Jerusalem, Israel

Branch: Jerusalem Business Branch - 436

Bank account Number: 12-436-142-

155001 Swift Code: POALILIT

IBAN: IL56-0124-3600-0000-0155-001 (for

payment from Europe only)

For Rijeka

Name of Bank: Erste & Steiermarkische Bank

D.D. Bank Key: ESZH (REUTERS)

Bank’s address: Jadranski trg 3a, HR-51000 Rijeka,

Croatia Branch: Jadranski trg 3a, HR-51000 Rijeka, Croatia

Bank account Number: 71015000-

9531856 Swift Code: ESBCHR22

IBAN: HR5424020061500012779 Bank Name: Erste &

Steiermarkische Bank D.D.

The Company shall always use the payment information provided above. The Company shall not accept any changes in respect of the payment route or bank account details that are received via email, facsimile or by other means of communication, including, without limitation, any invoice or other written request for payment, unless such changes are set forth in an amendment to this Agreement on the letterhead of Yissum or Rijeka, as applicable, signed by Yissum’s or Rijeka’s Chief Financial Officer or Controller, as applicable. If the Company breaches this provision, it shall bear any financial loss or other consequences arising therefrom and shall indemnify Licensors for any such loss or damages that may be incurred by Licensors.

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8.4	The Company shall keep, and shall require its Affiliates and Sublicensees to keep, full and correct books of account in accordance with applicable Generally Accepted Accounting Principles as required by international accounting standards enabling the Royalties and Sublicense Fees to be calculated accurately. Starting from the first calendar year after the First Commercial Sale, or the first grant of a Sublicense, whichever occurs first, an annual report, authorized by a certified public accountant, shall be submitted to Yissum within ninety (90) days of the end of each calendar year, detailing Net Sales and Sublicense Consideration, Royalties and Sublicense Fees, both due and paid (the “Annual Reports”). The Annual Reports shall also include the Company’s sales and royalty forecasts for the following calendar year, if available.

The Company shall and shall require and cause its Affiliates and Sublicensees to, retain such books of account for five (5) years after the end of each calendar year during the period of this Agreement, and, if this Agreement is terminated for any reason whatsoever, for five (5) years after the end of the calendar year in which such termination becomes effective.

8.5	Licensors will either (i) allow the Company a credit against future Royalties to be paid for Royalties previously paid on account of Net Sales, as appropriate, that were reported as bad debts in the Company’s annual audited financial statements; or (ii) if such bad debts are recorded by the Company in its annual audited financial statement after the Company’s obligation to pay Royalties has ceased, Licensors shall repay any Royalties received on account of Net Sales that were reported as bad debts by the Company.

8.6	Yissum, on behalf of Licensors, shall be entitled to appoint once every twelve months not more than two (2) representatives who must be independent certified public accountants or such other professionals as appropriate (the “Auditors”) to inspect during normal business hours and subject to advance coordination and undertaking of confidentiality the Company’s and its Affiliates’ books of account, records and other relevant documentation to the extent reasonably relevant or necessary for the sole purpose of verifying the performance of the Company’s payment obligations under this Agreement, the calculation of amounts due to Licensors under this Agreement and of all financial information provided in the Periodic Reports, provided that Yissum shall coordinate such inspection with the Company or Affiliate (as the case may be) in advance. In addition, Yissum, on behalf of Licensors, may require that the Company, through the Auditors, inspect during normal business hours and subject to advance coordination, the books of account, records and other relevant documentation of any Sublicensees, to the extent relevant or necessary for the sole purpose of verifying the performance of the Company’s payment obligations under this Agreement, the calculation of amounts due to Licensors under this Agreement and of all financial information provided in the Periodic Reports, and the Company shall cause such inspection to be performed. The Parties shall reconcile any underpayment or overpayment within thirty (30) days after the Auditors deliver the substantiated results of the audit. In the event that any inspection as aforesaid reveals any underpayment by the Company to Licensors in respect of any year of the Agreement in an amount exceeding five percent (5%) of the amount actually paid by the Company to Licensors in respect of such year, then the Company shall, in addition, pay the cost of such inspection.

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8.7	Any sum of money due Licensors which is not duly paid on time shall bear interest from the due date of payment until the actual date of payment at the rate of annual LIBOR plus five percent (5%) per annum accumulated on a monthly basis.

9.	Ownership

9.1	All right, title and interest in and to the Licensed Technology vest and shall vest solely in Licensors, and the Company shall hold and make use of the rights granted pursuant to the License solely in accordance with the terms of this Agreement.

9.2	All rights in the Development Results shall be solely owned by the Company except to the extent that an employee of the University, including, the University Researcher, are considered an inventor of a patentable invention arising from the Development Results, in which case such invention and all patent applications or patents claiming such invention (“Joint Patents”) shall be owned jointly by the Company and Yissum.

9.3	Upon the execution of this Agreement, the Company shall execute the letter of assignment attached to this Agreement as Appendix C concerning its interest in any Joint Patents that will provide that such interest will be irrevocably assigned to Yissum in the event that the Company is declared bankrupt, is voluntarily or involuntarily dissolved, or otherwise ceases operations.

10.	Patents

10.1	Within thirty (30) days of the Effective Date, the Company shall reimburse Licensors for all previous documented and paid expenses and costs relating to the registration and maintenance of the Licensed Patents listed in Appendix A.

10.2	Licensors, in consultation with the Company, shall be responsible for the filing, prosecution and maintenance of the Licensed Patents related to the products CYT303 and CYT338 as defined in Appendix A in the Territory and in the Field, at the Company’s expense (the “Ongoing Patent Expenses”). Each application and every patent registration shall be made and registered in the name of Licensors or, should the law of the relevant jurisdiction so require, in the name of the relevant inventors and then assigned to Licensors. The Company agrees to have Licensors’ patent counsel directly bill the Company for such expenses and shall directly pay such bills in accordance with patent counsel’s directions. The Licensors shall coordinate with the Company the ongoing patent strategy and the incurrence of Ongoing Patent Expenses.

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10.3	The Company undertakes and warrants that no amounts utilized by the Company for such payment of Ongoing Patent Expenses or for the reimbursement of Licensors’ past documented expenses and costs relating to the registration and maintenance of the Licensed Patents listed in Appendix A will be (i) funding provided by the Israel Innovation Authority (the “IIA”);

(ii) funding that is earmarked as supplementary funding (“mimun mashlim”) for an IIA-approved project; or funding provided to the Company from any other governmental or regulatory institution of the State of Israel.

10.4	Subject to the above, the Parties shall consult and make every effort to reach agreement in all respects relating to the manner of making applications for and registering the patents, including the time of making the applications, the countries where applications will be made and all other particulars relating to the registration and maintenance of the Licensed Patents. Notwithstanding the foregoing, Licensors reserve the sole right to make all final decisions with respect to the preparation, filing, prosecution and maintenance of such patent applications and patents.

10.5	The Parties shall assist each other in all respects relating to the preparation of documents for the registration of any patent or any patent-related right upon the request of the other Party. The Parties shall take all appropriate action in order to assist the other to extend the duration of a Licensed Patent or obtain any other extension obtainable under law, to maximize the scope of the protection afforded by the Licensed Patents.

10.6	In the event that the Company is approached by a patent examiner or attorney in connection with any matter that is the subject matter of this Agreement, it shall give Licensors immediate notice of such approach. The Company shall only reply to such approaches after consultation with Licensors and subject to its consent.

10.7	The Company, shall mark, and shall cause its Affiliates and Sublicensees to mark, all Products covered by one or more of the Licensed Patents with patent numbers (or the legend “patent pending”) applicable to such Product. The Company shall ensure that its Sublicensee complies with the provisions of this Section.

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10.8	If at any time during the term of this Agreement the Company decides that it is undesirable, as to one or more countries, to file, prosecute or maintain any patents or patent applications within the Licensed Patents, it shall give at least ninety (90) days written notice thereof to Licensors, and upon the expiration of the ninety (90) day notice period (or such longer period specified in the Company’s notice) the Company shall be released from its obligations to bear the expenses to be incurred thereafter as to such patent(s) or patent application(s). As of such time, such patent(s) or application(s) shall be removed from the Licensed Technology and Licensors shall be free to grant rights in and to such patent(s) or patent application(s) in such countries to third parties, without further notice or obligation to the Company, and the Company shall have no rights whatsoever to exploit such patent(s) or patent application(s) or the Know-How related thereto. Notwithstanding the foregoing, the Company shall be required to bear the costs and expenses for filing, prosecuting and maintaining the Licensed Patents in at least the following jurisdictions: the United States, China, India, the United Kingdom, Germany, France, Italy and Spain (the “Required Jurisdictions”). Should the Company fail to do so in any one of the Required Jurisdictions, Licensors shall be entitled to terminate this Agreement without any further notice and without any need to compensate the Company in any manner.

10.9	The foregoing does not constitute an obligation, representation or warranty, express or implied, on the part of Licensors that any patent or patent registration application will indeed be made or registered or be registerable in respect of the Licensed Technology or any part thereof, nor shall it constitute an obligation, representation, or warranty, express or implied, on the part of Licensors that a registered patent will be valid or afford any protection. For the avoidance of doubt, nothing in this Agreement constitutes an obligation, representation or warranty, express or implied, on the part of Licensors regarding the validity of or the protection afforded by any of the patents or patent registration applications detailed in Appendix A or regarding the commercial exploitability or any other value of the Licensed Technology or that the Licensed Technology will not infringe the rights of any third party.

11.	Patent Rights Protection

11.1	The Company and Licensors shall each inform the other promptly in writing of any alleged infringements by a third party of the Licensed Patents in the Territory, together with any available written evidence of such alleged infringement.

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11.2	To the extent permitted by applicable law, if the Company, its Affiliate or any Sublicensee makes (directly or indirectly), any assertion, application or claim, or initiates or supports (directly or indirectly) any action or proceeding, that challenges the validity, enforceability or scope of any of the Licensed Patents (“Challenge Proceeding”), Licensors will have the right, at any time following the commencement of the Challenge Proceeding, to terminate this Agreement and the Royalty rates specified in this Agreement will be tripled with respect to Net Sales of Products that are sold, leased or otherwise transferred during the course of such Challenge Proceeding, and the percentage due to Licensors in respect of Sublicense Consideration will be tripled with respect to Sublicense Consideration during such period. If the outcome of such Challenge Proceeding is a determination in favor of Licensors, (a) the Royalty rate with respect to Net Sales of Products and the percentage due to Licensors with respect to Sublicense Consideration will remain at such triple rate as aforesaid; and (b) Company will reimburse Licensors for all expenses incurred by Licensors (including reasonable attorneys’ fees and court costs) in connection with such Challenge Proceeding. If the outcome of such Challenge Proceeding is a determination in favor of Company, Company will have no right to recoup any Royalties or Sublicense Fees paid before or during the course of such Challenge Proceeding.

11.3	The Company, its Affiliate or Sublicensee shall have the first right in its own name and at its own expense to initiate any legal action and enforce the Licensed Patents against any infringement of such Licensed Patents. Before the Company, its Affiliate or its Sublicensee commences an action with respect to any infringement, the Company shall give careful consideration to the views of Licensors in making its decision whether or not to initiate any legal action and, if relevant, make these views known to its Affiliate or Sublicensee. The Company shall, or, if relevant, shall ensure that its Affiliate or Sublicensee shall, continuously keep Licensors apprised of all developments in the action and shall continuously provide Licensors with full l information and copies of all documents relevant to the proceedingsו including, all documents filed with the courts by the parties to the legal action(s) and all correspondence with the other parties to the proceedings, and shall seek Licensors’ input and approval on any substantive submissions or positions taken in the litigation regarding the scope, validity or enforceability of the Licensed Patents.

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If Licensors shall determine that the legal actions taken by the Company may adversely affect Licensors’ rights hereunder, Licensors shall be entitled to appoint its own counsel to represent it in such litigation and the Company shall reimburse Licensors their actual payments for such legal representation. If the Company, its Affiliate or its Sublicensee elects to commence an action as described above and Licensors are a legally indispensable party to such action (being the registered owner of the infringed patent rights), Licensors, at the Company’s expense, may be joined as a co-plaintiff, provided that all the following conditions shall be fulfilled:

(a)	the Company shall continuously provide Licensors with full information and copies of all documents relevant to the proceedings, including, all documents filed with the courts by the parties to the legal action(s) and all correspondence with the other parties to the proceedings, as well as all drafts of written submissions relating to such legal action that are sent to the Company for review, and all Licensors’ comments in respect thereof will be taken into account;

(b)	any out of pocket expenses incurred by the Company or Licensors in connection with such action(s), including all legal and litigation related fees and expenses, all out of pocket expenses for external assistance required to comply with any discovery or other motions and any costs or amounts awarded to the counterparties in such action(s) shall be borne by the Company;

(c)	if Licensors shall determine that a conflict of interest exists between the Company and Licensors, Licensors shall be entitled, at their own expense, to appoint its own counsel to represent it in such litigation and the Company shall make best efforts to ensure that such counsel chosen by Licensors is fully informed and receives all material necessary to adequately participate in such action; and

(d)	the Company shall bear all costs, expenses and awards incurred by or awarded against Licensors, with respect to any action filed against Licensors alleging that an action initiated by the Company pursuant to the terms of this Section 11 was anticompetitive, malicious, or otherwise brought for an improper purpose, whether by a counterparty to such aforementioned action or by any third party.

If Licensors are not required by law to be joined as a co-plaintiff, Licensors, to the extent permitted by law, and at their own cost, may elect to join the action as a co-plaintiff at its own initiative and shall jointly control the action with the Company, its Affiliate or its Sublicensee. Irrespective of whether Licensors join any such action as described above it shall provide reasonable cooperation to the Company, its Affiliate or its Sublicensee. The Company shall reimburse Licensors for any costs it incurs as part of an action brought pursuant to this Section where Licensors have not elected to join the action as a co-plaintiff at its own initiative.

11.4	If the Company, its Affiliate or its Sublicensee does not bring an action against an alleged infringer pursuant to Section 11.3, above, or has not commenced negotiations with said infringer for discontinuance of said infringement within one hundred and eighty s(180) days after learning of said infringement, Licensors shall have the right, but not the obligation, to bring an action for such infringement at their own expense, and retain all proceeds from such action. If the Company has commenced negotiations with said infringer for the discontinuance of said infringement within such one hundred and eighty (180) day period, the Company shall have an additional period of ninety (90) days from the end of the first one hundred and eighty (180) day period to conclude its negotiations before Licensors may bring an action for said infringement.

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11.5	No settlement, consent judgment or other voluntary disposition of an infringement suit may be entered without the consent of Licensors, which consent shall not be unreasonably withheld, conditioned or delayed. For the avoidance of doubt and notwithstanding anything to the contrary herein, should Licensors bring an action as set forth in Section 11.4 above, it shall have the right to settle such action by licensing the Licensed Technology, or part of it, to the alleged infringer.

11.6	Any award or settlement payment resulting from an action initiated by the Company pursuant to this Section 11 shall be utilized, first to effect reimbursement of documented out-of-pocket expenses incurred by both Parties in relation to such legal action, and thereafter shall be paid to the Company and shall be deemed Sublicense Consideration received under this Agreement, in respect of which Sublicense Fees shall be due to Licensors.

11.7	If either Party commences an action and then decides to abandon it, such Party will give timely notice to the other Party. The other Party may continue the prosecution of the suit after both Parties agree on the sharing of expenses.

11.8	The Company shall use its best efforts at its own expense to defend any action, claim or demand made by any entity against the Company or Licensors in connection with rights in the Licensed Technology, and shall indemnify and hold harmless Licensors and the other Indemnitees (defined in Section 14.4 below) from and against all losses, damages and expenses arising in such regard. Each Party shall notify the other immediately upon learning of any such action, claim or demand as aforesaid.

12.	Confidentiality

12.1	For the purposes of this Agreement (i) “Licensor Confidential Information” means this Agreement and the terms hereof and any and all reports, details, data, formulations, solutions, designs, and inventions and other information disclosed to the Company or any of its Representatives by a Licensor or any of its Representatives in connection with the Licensed Technology, Yissum, the University, Rijeka, the Researchers and other Representatives of Yissum, or the University, or Rijeka, whether in written, oral, electronic or any other form, except and to the extent that that any such information: (a) was known to the Company at the time it was disclosed, other than by previous disclosure by or on behalf of a Licensor, as evidenced by the Company’s written records at the time of disclosure; (b) is in the public domain at the time of disclosure or becomes part of the public domain thereafter other than as a result of a violation by the Company or any of its Representatives of the confidentiality obligations herein; (c) is lawfully and in good faith made available to the Company by a third party who is not subject to obligations of confidentiality with respect to such information; or (d) is independently developed by the Company without the use of Licensor Confidential Information, as demonstrated by documentary evidence; and (ii) “Company Confidential Information” means this Agreement and the terms hereof and any and all reports, details, data, formulations, solutions, designs, and inventions and other information disclosed to a Licensor or to any of its Representatives or to the Researchers, by the Company or any of its Representatives under this Agreement, whether in written, oral, electronic or any other form, except and to the extent that any such information: (a) was known to a Licensor at the time it was disclosed, other than by previous disclosure by or on behalf of the Company, as evidenced by Licensors’ written records at the time of disclosure; (b) is in the public domain at the time of disclosure or becomes part of the public domain thereafter other than as a result of a violation by Licensors or their Representatives of the confidentiality obligations herein; (c) is lawfully and in good faith made available to a Licensor by a third party who is not subject to obligations of confidentiality with respect to such information; or (d) is independently developed by Yissum, Rijeka or HUJ without the use of the Company Confidential Information, as demonstrated by documentary evidence.

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12.2	The Licensor Confidential Information. The Company undertakes that during the term of this Agreement and for a period of five (5) years subsequent thereto, it shall maintain full and absolute confidentiality of and shall not use the Licensor Confidential Information other than for the purposes of this Agreement. The Company undertakes not to convey or disclose any of the Licensor Confidential Information to any third party without the prior written permission of Licensors. The Company shall be liable for its officers or employees or other Representatives maintaining absolute confidentiality of and not using or disclosing the Licensor Confidential Information except as expressly provided herein. The Company shall treat such Licensor Confidential Information with the same degree of care and confidentiality that it maintains or protect its own confidential information, but in any event, no less than a reasonable degree of care and confidentiality.

12.3	Notwithstanding the foregoing, the Company may only disclose the Licensor Confidential Information:

(a)	to those of its Representatives who have a “need to know” such information as necessary for the exercise of its rights or performance of its obligations hereunder, provided that such Representatives are legally bound by agreements which impose similar confidentiality and non-use obligations to those set out in this Agreement. The Company shall be responsible for ensuring that its Representatives abide by such undertakings of confidentiality; and

(b)	to any potential third party investor, including, any government, public foundation or private foundation, in connection with seeking potential funding for the Company, provided that such potential third party investor has executed a confidentiality and non- use agreement which imposes similar obligations to those set out in this Agreement; and

(c)	to any competent authority for the purposes of obtaining any approvals or permissions required for the exercise of the License or the implementation of this Agreement, or in the fulfillment of a legal duty owed to such competent authority (including a duty to make regulatory filings or to comply with any other reporting requirements); and

(d)	to the extent required to be disclosed under any law, rule, regulation, court, or order of any competent authority, provided that the Company promptly notifies Licensors thereof in order to enable Licensors to seek an appropriate protective order or other reliable assurance that confidential treatment will be accorded to such information (with the Company’s assistance, if necessary), and such disclosure shall be made to the minimum extent required.

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12.4	The Company Confidential Information. Each Licensor undertakes that during the term of this Agreement and for a period of five (5) years subsequent thereto, it shall maintain in confidence, and shall not use the Company Confidential Information other than for the purposes of this Agreement. Each Licensor undertakes not to convey or disclose any of the Company Confidential Information to any third party without the prior written permission of the Company. Each Licensor shall treat such Company Confidential Information with the same degree of care and confidentiality that each of them maintains and protects its own confidential information, but in any event, no less than a reasonable degree of care and confidentiality. Notwithstanding the foregoing, Licensors’ confidentiality obligations pursuant to this Section 12 to the extent relating to the Development Results shall terminate upon termination of this Agreement.

12.5	Notwithstanding the foregoing, Licensors may on disclose the Company Confidential Information:

(a)	to the University, Rijeka, and to those of the Representatives of Yissum, Rijeka or the University who have a “need to know” such information as necessary for the exercise of Licensors’ rights or performance of Licensors’ obligations hereunder, provided that such Representatives are legally bound by agreements which impose similar confidentiality and non-use obligations to those set out in this Agreement; and

(b)	to any competent authority in connection with the filing and prosecution of patent applications relating to the Licensed Technology, or in the fulfillment of a legal duty owed to any competent authority; and

(c)	to the extent required to be disclosed under any law, rule, regulation, court, or order of any competent authority, provided that the disclosing Licensor(s) promptly notify/ies the Company thereof in order to enable the Company to seek an appropriate protective order or other reliable assurance that confidential treatment will be accorded to such information (with Licensors’ assistance, if necessary), and such disclosure shall be made to the minimum extent required.

12.6	The Company shall be responsible and liable to Licensors for any breach by its Representatives, Affiliates, Subcontractors, Sublicensees and investors of the undertakings of confidentiality set forth in this Section 12 as if such breach were a breach by the Company itself.

12.7	Without prejudice to the foregoing, the Company shall not mention the name of the University, Licensors or either of the Researchers, unless required by law, in any manner or for any purpose in connection with this Agreement, the subject of the Research or any matter relating to the Licensed Technology, without obtaining the prior written consent of the applicable Licensor(s).

12.8	No Party shall issue any press release or other media statement regarding the execution, existence or terms of this Agreement or any developments of the Licensed Technology without the prior written approval of the other Party.

12.9	The provisions of this Section shall be subject to permitted publications pursuant to Section 13 below.

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13.	Publications

13.1	Each Licensor shall ensure that no publications in writing, in scientific journals or orally (for example, at scientific conventions) relating to the Licensed Technology, the Development Plan, the Development Results or the Product, which are subject to the terms and conditions of this Agreement, are published by it or its Researcher, without first seeking the consent of the Company, which shall not be unreasonably withheld or delayed.

13.2	The Company undertakes to reply to any such request for publication by a Licensor within thirty (30) days of its receipt of a request in connection with the publication of articles in scientific journals, and within seven (7) days of its receipt of a request in connection with article abstracts. The Company may only decline such a request upon reasonable grounds, which shall be fully detailed in writing, requiring the postponement of such publication because it contains patentable subject matter for which patent protection should be sought, or the removal of any Company Confidential Information.

13.3	Should the Company decide to object to publication as provided in sub- Section 13.2, the publication shall be postponed for a period of not more than three (3) months from the date the publication was sent to the Company, to enable the filing of an appropriate patent application, or until the removal of the Company Confidential Information. Thereafter, the publication will automatically be permitted.

13.4	The provisions of this Section 13 shall not prejudice any other right, which Licensors have pursuant to this Agreement or at law.

13.5	For the avoidance of doubt, the prohibitions with respect to disclosure and publication set out in Sections 12 and 13 shall not apply to internal research and educational activities at the University or Rijeka for the Researchers and University or Rijeka employees provided that such persons are subject to written obligations of confidentiality substantially similar to those set forth in Section 12.

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14.	Liability and Indemnity

14.1	TO THE EXTENT PERMITTED BY THE APPLICABLE LAW, LICENSORS MAKE NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, WITH RESPECT TO THE LICENSED TECHNOLOGY. IN PARTICULAR, EXCEPT AS OTHERWISE EXPRESSLY STATED HEREIN LICENSORS MAKE NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR THAT THE USE OF THE LICENSED TECHNOLOGY WILL NOT INFRINGE ANY PATENT, COPYRIGHT, TRADEMARK OR OTHER RIGHTS OF ANY THIRD PARTY. IN ADDITION, EXCEPT AS OTHERWISE PROVIDED HEREIN, NOTHING IN THIS AGREEMENT MAY BE DEEMED A REPRESENTATION OR WARRANTY BY LICENSORS AS TO THE VALIDITY OF ANY OF THE PATENTS SET OUT IN APPENDIX A, OR THEIR REGISTRABILITY OR OF THE ACCURACY OF THE PATENTS SET OUT IN APPENDIX A, SAFETY, EFFICACY, OR USEFULNESS, FOR ANY PURPOSE, OF THE LICENSED TECHNOLOGY. LICENSORS HAVE NO OBLIGATION, EXPRESS OR IMPLIED, TO SUPERVISE, MONITOR, REVIEW OR OTHERWISE ASSUME RESPONSIBILITY FOR THE PRODUCTION, MANUFACTURE, TESTING, MARKETING OR SALE OF’ ANY PRODUCT OR SERVICE. TO THE EXTENT PERMITTED BY APPLICABLE LAW, NONE OF LICENSORS NOR THE RESEARCHERS, NOR THE UNIVERSITY, NOR THE REPRESENTATIVES OF LICENSORS OR OF THE UNIVERSITY SHALL HAVE ANY LIABILITY WHATSOEVER TO THE COMPANY OR TO ANY THIRD PARTY FOR OR ON ACCOUNT OF ANY INJURY, LOSS, OR DAMAGE, OF ANY KIND OR NATURE WHETHER DIRECT OR INDIRECT, SUSTAINED BY THE COMPANY OR BY ANY THIRD PARTY, FOR ANY DAMAGE ASSESSED OR ASSERTED AGAINST THE COMPANY, OR FOR ANY OTHER LIABILITY INCURRED BY OR IMPOSED UPON THE COMPANY OR ANY OTHER PERSON OR ENTITY, DIRECTLY OR INDIRECTLY ARISING OUT OF OR IN CONNECTION WITH OR RESULTING FROM THE (i) PRODUCTION, MANUFACTURE, USE, PRACTICE, LEASE, OR SALE OF ANY PRODUCT; (ii) USE OF THE LICENSED TECHNOLOGY; OR (iii) ADVERTISING OR OTHER PROMOTIONAL ACTIVITIES WITH RESPECT TO ANY OF THE FOREGOING.

14.2	IN NO EVENT SHALL EITHER PARTY, THE RESEARCHERS, THE UNIVERSITY, OR THE REPRESENTATIVES OF SUCH PARTY OR OF THE UNIVERSITY BE LIABLE TO THE OTHER PARTY OR ANY OF ITS AFFILIATES OR TO ANY THIRD PARTY FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES (INCLUDING, LOST PROFITS, BUSINESS OR GOODWILL) SUFFERED OR INCURRED BY THE OTHER PARTY OR ITS AFFILIATES OR ANY THIRD PARTY, WHETHER BASED UPON A CLAIM OR ACTION OF CONTRACT, WARRANTY, NEGLIGENCE OR TORT, OR OTHERWISE, ARISING OUT OF THIS AGREEMENT.

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14.3	The Company shall be liable for any loss, injury or damage whatsoever caused directly or indirectly to or suffered by employees of each of the Licensors or the University, or any Representatives of Licensors or the University (including the Researchers and their teams), or to any third party by reason of the Company’s acts or omissions pursuant to this Agreement or by reason of any use made by the Company, its Representatives, Affiliates, Subcontractors, and the Sublicensees and their respective business associates and customers of the Licensed Technology, the Development Results or any Product or exercise of the License, unless the cause, in whole or in part, directly or indirectly, relates to the gross negligence of willful misconduct of the Licensors.

14.4	The Company undertakes to compensate, indemnify, defend and hold harmless Licensors, the University, and any of their respective Representatives (including the Researchers and their team) (herein referred to jointly and severally as “Indemnitees”) from and against any claim, investigation or liability including, product liability, damage, loss, costs and expenses, including legal costs, attorneys’ fees and litigation expenses, incurred by or imposed upon the Indemnitees by reason of any acts or omissions of the Company, its Representatives, Affiliates, Subcontractors, and the Sublicensees, or which derive from the development, manufacture, marketing, sale, use or other exploitation, or sublicensing (as applicable) of any Product, or Licensed Technology, or the exercise of the License.

The Company shall ensure that its Sublicensees shall provide undertakings of indemnification which shall also be given also in favor of, and shall be actionable by Licensors, the University and any director, officer or employee of Licensors or of the University, and by the Researchers.

14.5	The Company (or its Sublicensees) shall at all times hold general liability insurance sufficient to cover its activities as may be customary in the industry. In addition, no later than thirty (30) days prior to the sooner of the first use of Licensed Technology in connection with humans or first sale of Products, or earlier to the extent required by law or any local regulation, the Company (or its Sublicensees), at their expense, shall obtain and maintain appropriate general liability, product liability or clinical trial liability insurance, and broad form contractual liability coverage for the Company’s indemnification obligations hereunder (the “Company Insurance”) applicable to clinical trials or sale of Products (as required and appropriate), in amounts that are consistent with industry practice, but of a minimum of $5 million per occurrence and $10 million annual aggregate. The Company shall provide Licensors with written evidence of such insurance upon request. Any Sublicense shall require Sublicensee(s), at the Sublicensee(s)’ or the Company’s expense, to obtain and maintain appropriate liability insurance at a level commensurate with the Company Insurance; provided, however, that if the Sublicensee is a substantial multi- national entity which has a policy of self-insuring, then at the Company’s reasonable discretion Sublicensee may self-insure in a manner consistent with industry practice.

The minimum amounts of insurance coverage required above shall not be construed to create a limit of the Company’s liability with respect to its indemnification obligations under this Section 14.

14.6	The Company shall provide Licensors with written evidence of such insurance upon request. The Company shall provide Licensors with written notice at least fifteen (15) days prior to the cancellation, non- renewal or material change in such insurance. If the Company does not obtain replacement insurance providing comparable coverage within such fifteen (15) day period, Licensors shall have the right to terminate this Agreement effective at the end of such fifteen (15) day period without notice or any additional waiting periods.

14.7	The Company shall maintain, at its own expense, liability insurance as set forth in Section 14 above, beyond the expiration or termination of this Agreement as long as a Product relating to or developed pursuant to this Agreement is being commercially distributed or sold by the Company, an Affiliate or a Sublicensee, and thereafter as required by applicable laws.

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15.	Termination of the Agreement

15.1	Without prejudice to the Parties’ rights pursuant to this Agreement or at Law, the Company or both Licensors together may terminate this Agreement by written notice in any of the following cases:

15.1.1	immediately upon such written notice, if: (i) the other Party passes a resolution for voluntary winding up or a winding up application is made against it and not set aside within sixty (60) days; or (ii) a receiver or Liquidator is appointed for the other Party; or (iii) the other Party enters into winding up or insolvency or bankruptcy proceedings. Each of the Parties undertakes to notify the other within seven (7) days if any of the abovementioned events occur; or

15.1.2	upon breach of this Agreement, where such breach has not been remedied within thirty (30) days from the breaching Party’s receipt of written notice from the non-breaching Party requiring such remedy.

15.2	In addition to the above, and without prejudice to Licensors’ rights pursuant to this Agreement or at Law, Licensors shall be entitled to terminate this Agreement immediately upon written notice to the Company in the following circumstances:

15.2.1	failure or a delay of more than sixty (60) days in meeting the Development Milestones as provided in Section 5 above;

15.2.2	if an attachment is made over the Company’s assets or if execution proceedings are taken against the Company and the same are not set aside within thirty (30) days of the date the attachment is made or the execution proceedings are taken or the Company seeks protection under any laws or regulations, the effect of which is to suspend or impair the rights of any or all of its creditors, or to impose a moratorium on such creditors and such act is not cancelled within thirty (30) days of the performance thereof;

15.2.3	uncured lapse of insurance coverage under Section 14 above;

15.2.4	failure to defend against third party claims as required under Section 11 above;

15.2.5	if the Company, its Affiliate or a Sublicensee initiates, supports or makes a Challenge Proceeding as detailed in Section 11.2 above; or

15.3	Upon termination of this Agreement for any reason other than the expiration of its term, the License shall terminate, the Licensed Technology and all rights included therein shall revert to Licensors, and Licensors shall be free to enter into agreements with any other third parties for the granting of a license or to deal in any other manner with such right as it shall see fit at its sole discretion.

15.4	The Company shall return or transfer to Licensors, within fourteen (14) days of termination of the License, all material, in soft or hard copy, relating to the Licensed Technology or Products connected with the License, and it may not make any further use thereof. In case of termination as set out herein, the Company will not be entitled to any reimbursement of any amount paid to Licensors under this Agreement. Licensors shall be entitled to conduct an audit in order to ascertain compliance with this provision and the Company agrees to allow access to Licensors or their representatives for this purpose.

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The Company will prepare and present all regulatory filings necessary or appropriate in any country and will obtain and maintain any regulatory approval required to market Products in any such country, at all its own expense. Company will solely own all right, title and interest in and to all such regulatory approvals and filings; provided, however, that (1) Company will provide copies thereof to Licensors on an on-going basis; and (2) without derogating from Company’ s assignment undertaking in this Section 15.5 below, upon termination of the License (in whole or in part), Company agrees that Licensors shall have the right, on its own or via third parties, to reference, cross-reference, review, have access to, incorporate and use all documents and other materials filed by or on behalf of Company and its Affiliates with any regulatory authority in furtherance of applications for regulatory approval in the relevant country with respect to Products.

Upon the termination of the Agreement for any reason other than the expiration of its term or due to an uncontested, uncured breach by Licensors (as set forth in Section 15.1.2 above), the Company shall transfer and assign to Licensors all of the Development Results and any information and documents, in whatever form, relating thereto, including any data, results, regulatory information (including applications, registrations, licenses, authorizations, approvals and all clinical studies, tests, and manufacturing batch records relating to a Product, and all data contained in any of the foregoing) and files that relate to the Licensed Technology or the Product(s) (collectively, the “Assigned Development Results”). The Company shall fully cooperate with Licensors to effect such transfer and assignment and shall execute any document and perform any acts required to do so.

Without derogating from the force and effect of the foregoing assignment undertaking, the Parties acknowledge and agree that if under applicable law the aforesaid assignment undertaking will not be fully enforceable, then the part (if any) of such undertaking which is enforceable shall remain in full force and effect, and the part (or whole) which is not enforceable shall be automatically replaced with an iחevocable grant by the Company to Licensors, binding upon all of the Company’ s acquirers, successors and assignees, of an unrestricted, perpetual, iחevocable, worldwide, royalty-free, license to use, exploit, transfer and sublicense (on a multi-tier basis) the Assigned Development Results, for any and all purposes and uses. To the extent permitted by applicable law, such license will be exclusive. anything to the contrary in Section 11 (Confidentiality) or elsewhere in this Agreement, Licensors (on its own or via third parties) shall be entitled to freely exploit the Assigned Development Results without any obligation of confidentiality to the Company.

15.5	Notwithstanding the foregoing, neither the termination of this Agreement for any reason nor the expiration of the License shall release the Company from its obligation to carry out any financial or other obligation which it was liable to perform prior to the Agreement’s termination or the License’s expiration. In the event that the Company terminates this Agreement, it shall be required to continue paying all Ongoing Patent Expenses for those Licensed Patents in existence on the date of notice of such termination, including expenses incurred by reason of examinations and extensions, for twelve (12) months following the effective date of such termination.

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In addition, Sections 7, 8, 9, 12, 14, 15, 16 and 18 shall survive the termination of this Agreement to the extent required to effectuate the intent of the Parties as reflected in this Agreement.

16.	Law

16.1	The provisions of this Agreement and everything concerning the relationship between the Parties in accordance with this Agreement shall be governed exclusively by Israeli law without application of any conflict of law principles that direct that the laws of another jurisdiction apply and jurisdiction shall be granted to the competent court in Jerusalem exclusively, except that Licensors may bring suit against the Company in any other jurisdiction outside the State of Israel in which the Company has assets or a place of business. The Company undertakes not to object to the enforcement against it of writs and decisions issued by any other jurisdiction outside the State of Israel under such circumstances. The Company hereby waives any immunity it may have against enforcement of any judgment so obtained against it by Licensors and waives any rights or claims that it may have with respect to forum non-conveniens.

16.2	Each Party agrees that any breach or threatened breach of the terms and conditions of this Agreement governing confidentiality or the exploitation and use of the Licensed Technology may cause irreparable harm, that may be difficult to ascertain and that monetary damages may not afford an adequate remedy. Accordingly, in addition to all other rights and remedies that may be available to the non-breaching Party under this Agreement or by law, such Party shall be entitled to seek, in the courts and under the law mutually agreed to in Section 16.1 above, injunctive relief without proof of damages.

17.	Miscellaneous

17.1	Relationship of the Parties. It is hereby agreed and declared between the Parties that they shall act in all respects relating to this Agreement as independent contractors and there neither is nor shall there be any employer-employee or principal-agent relationship or partnership relationship between any of the Parties. Each Party will be responsible for payment of all salaries and taxes and social welfare benefits and any other payments of any kind in respect of its employees and officers, regardless of the location of the performance of their duties, or the source of the directions for the performance thereof.

17.2	Assignment. No Party may transfer or assign or endorse its rights, duties or obligations pursuant to this Agreement to another, without the prior written consent of the other Party, which consent shall not be unreasonably denied, conditioned or delayed.

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17.3	No waiver. No waiver by any Party, whether express or implied, of its rights under any provision of this Agreement shall constitute a waiver of such Party’s rights under such provisions at any other time or a waiver of such Party’s rights under any other provision of this Agreement. The failure or delay of a Party to claim the performance of an obligation of another Party shall not be deemed a waiver of the performance of such obligation or of any future obligations of a similar nature.

17.4	Representation by Legal Counsel. Each Party represents that it has been represented by legal counsel in connection with this Agreement and acknowledges that it has participated in drafting this Agreement. In interpreting and applying the terms and provisions of this Agreement, the Parties agree that no presumption shall exist or be implied against the Party which drafted such terms and provisions.

17.5	Legal Costs. Each Party shall bear its own legal expenses involved in the negotiation and drafting of this Agreement.

17.6	Disclosure of Agreements with Researchers. The Company shall disclose to each Licensor, any existing agreement or arrangement of any kind with its Researcher and or any representative of its Researcher, and shall not enter into any such agreement or arrangement without the prior written consent of the applicable Licensor.

17.7	Taxes. Monetary amounts mentioned in this agreement do not include value added tax (“VAT”), or any duties or other taxes.

17.8	Severability. The provisions of this Agreement are severable and, in the event that any one or more of the provisions or part of a provision contained in this Agreement shall, for any reason, be held by any court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement; but such provision shall be modified as set out below and the balance of this Agreement shall be interpreted as if such provision were so modified. The Parties shall negotiate in good faith in order to agree on the terms of an alternative provision which complies with applicable law and achieves, to the greatest extent possible, the same effect as would have been achieved by the invalid, illegal or unenforceable provision. In the event that the Parties fail to agree within thirty (30) days, the head of the Israeli Bar Association (on his/her own or via a representative that he/she appoints) (“Deciding Expert”) will determine the text of the alternative provision, and each Party shall bear its own costs and the Parties shall equally bear the fees and expenses of the Deciding Expert. Each Party agrees that the determination of the Deciding Expert will be non-appealable, final and binding.

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17.9	Force Majeure. Neither Party shall be held liable or responsible to the other Party nor be deemed to have defaulted under or breached the Agreement for failure or delay in fulfilling or performing any term of this Agreement to the extent, and for so long as, such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party and without fault of such Party, including fires, earthquakes, floods, embargoes, wars, acts of war (whether war is declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances (except of such Party’s personnel), acts of God or acts, omissions or delays in acting by any governmental authority provided that the nonperforming Party uses commercially reasonable efforts to avoid or remove such causes of nonperformance and continues performance under this Agreement with reasonable dispatch whenever such causes are removed. The Party affected by such circumstances shall promptly notify the other Party in writing when such circumstances cause a delay or failure in performance and when they cease to do so.

17.10	Counterparts. This Agreement may be executed in any number of counterparts (including counterparts transmitted by facsimile and by electronic mail), each of which shall be deemed an original, but all of which taken together shall be deemed to constitute one and the same instrument.

17.11	Binding Effect. This Agreement shall be binding upon the Parties once executed by both Parties and shall enter into force and become effective as of the Effective Date.

17.12	Entire Agreement. This Agreement constitutes the full and complete agreement between the Parties and supersedes any and all agreements or understandings, whether written or oral, concerning the subject matter of this Agreement, and may only be amended by a document signed by both Parties.

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18.	Notices

All notices and communications pursuant to this Agreement shall be made in writing and sent by facsimile, electronic mail or by registered mail or served personally at the following addresses:

To Yissum at:

Yissum Research Development Company

of the Hebrew University of Jerusalem Ltd.

P.O. Box 39135,

Jerusalem 91390 Israel

Facsimile: 972-2-6586689

Email: generalcounsel@yissum.co.il

To Rijeka at:

University of Rijeka Faculty of Medicine

Center for Proteomics

Brace Branchetta 20 Rijeka

51000

Croatia

Attention: Ani Gerbin (ani.gerbin@medri.uniri.hr)

To the Company at:

Naya Biosciences Inc.

19505 Biscayne Blvd

Suite 2350, 3rd floor

Aventura, FL 33180

Facsimile:

Email: ________________

or such other address furnished in writing by one Party to the other. Any notice served personally shall be deemed to have been received on the day of service, any notice sent by registered mail as aforesaid shall be deemed to have been received seven (7) days after being posted by prepaid registered mail. Any notice sent by facsimile or electronic mail shall be deemed to have been received by the next business day after receipt of confirmation of transmission (provided that any notice terminating this Agreement which is sent by electronic mail shall be followed by a notice sent in any other manner provided herein).

[Signature Page Follows]

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IN WITNESS WHEREOF THE PARTIES HAVE SET THEIR HANDS

YISSUM RESEARCH DEVELOPMENT COMPANY OF THE HEBREW UNIVERSITY OF JERUSALEM, LTD.	UNIVERSITY OF RIJEKA FACULTY OF MEDICINE,

By:	By:
Name:	Name:
Title:	Title:
Date:	Date:

THE COMPANY

By:
Name:
Title:
Date:

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I the undersigned, Prof. Stipan Jonjic have reviewed, am familiar with and agree to all of the above terms and conditions. I hereby undertake to cooperate fully with Licensors in order to ensure its ability to fulfill its obligations hereunder, as set forth herein.

Prof. Ofer Mandelboim	Date signed

I, the undersigned, Prof. Ofer Mandelboim have reviewed, am familiar with and agree to all of the above terms and conditions. I hereby undertake to cooperate fully with Licensors in order to ensure its ability to fulfill its obligations hereunder, as set forth herein.

Prof. Stipan Jonjic	Date signed

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Appendix A

LICENSED PATENTS

US 63/005,457 filed April 6, 2020;

PCT/IL2021/050381 filed April 5, 2021

US Appl. No: 17/995,651

AU Appl. No: 2021253899

BR Appl. No: 112022020232

CA Appl. No: 3179348

CN Appl. No: 202180040522.2

EP Appl. No: 21722571.3

IL Appl. No: 297104

IN Appl. No: 202247062304

JP Appl. No: 2022560911

KR Appl. No: 20227038852

SG Appl. No: 11202253863F

KNOW-HOW

Know How on the preparation of Products

The know How on preparation of various antibodies against Products

PRODUCTS

CYT303

Glypican-3 (GPC3) is an oncofetal antigen that is highly expressed in multiple solid tumors, including hepatocellular carcinoma, and is barely expressed in adult normal tissues except the placenta. NKp46 activation receptor is expressed in all-natural killer (NK) cells, including tumor- infiltrating NK cells. FLEX-NKTM is a platform for the production of tetravalent multifunctional antibody NK cell engagers (NKE). CYT-303 was designed using the FLEX-NK scaffold of Cytovia, incorporating a novel humanized NKp46 binder that does not induce NKp46 internalization and a humanized GPC3 binder that targets the membrane-proximal lobe to mediate NK cell-redirected killing of HCC tumors and other indications.

CYT338 (wildtype & mutant FC)

CD338 is a clinically validated target for natural killer (NK) cell mediated cytotoxicity in multiple myeloma (MM). NKp46 activation receptor is expressed in all-natural killer (NK) cells, including tumor-infiltrating NK cells. FLEX-NK™ is a platform for the production of tetravalent multifunctional antibody NK cell engagers (NKE). CYT-338 was designed using the FLEX-NK scaffold of Cytovia, incorporating a novel humanized NKp46 binder that does not induce NKp46 internalization and a humanized CD38 binder (from INSERM) that targets CD38 on Multiple Myeloma cells to mediate NK cell-redirected killing of MM tumors and other indications.

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YISSUM RESEARCH DEVELOPMENT COMPANY OF THE HEBREW UNIVERSITY OF JERUSALEM, LTD.	UNIVERSITY OF RIJEKA FACULTY OF MEDICINE,

By:	By:
Name:	Name:
Title:	Title:
Date:	Date:

THE COMPANY

By:
Name:
Title:
Date:

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Appendix B

THE DEVELOPMENT PLAN

[To be provided by the Company within thirty (30) days of the Effective Date]

YISSUM RESEARCH DEVELOPMENT COMPANY OF THE HEBREW UNIVERSITY OF JERUSALEM, LTD.	UNIVERSITY OF RIJEKA FACULTY OF MEDICINE,

By:	By:
Name:	Name:
Title:	Title:
Date:	Date:

THE COMPANY

By:
Name:
Title:
Date:

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Appendix C

JOINT PATENT ASSIGNMENT LETTER

ASSIGNMENT AGREEMENT

Made as a Deed

This ASSIGNMENT AGREEMENT (the “Agreement”) is made this 5 day of March, 2020, by and between Yissum Research Development Company of the Hebrew University of Jerusalem Ltd., Hi-Tech Park, Edmond J. Safra Campus, Givat Ram, Jerusalem, Israel on the one hand (“Yissum”) and NAYA BIOSCIENCES INC., a Delaware corporation, of 19505 Biscayne Blvd, Suite 2350, 3rd floor, Aventura, FL 33180; on the other hand (the “Company”). Yissum and the Company shall be referred each as a “Party”, and together as the “Parties”.

WHEREAS,	on [ ], the Parties signed a License Agreement (the “License Agreement”), according to which the Company received, among other things, a License to the Licensed Patents within the Field; and

WHEREAS,	pursuant to the License Agreement, certain inventions have been or shall/may be registered jointly in the name of Yissum and the Company and shall be regarded as Joint Patents; and

WHEREAS,	the Parties have agreed that, upon the occurrence of certain Events (as defined below), the Company shall assign and transfer to Yissum its title and ownership in and to the Joint Patents and thereafter Yissum shall become the sole and exclusive owner of such Joint Patents; all in accordance with the terms and conditions of this Agreement;

NOW THEREFORE THE PARTIES DO HEREBY AGREE AS FOLLOWS:

1.	Preamble

1.1	The recitals hereto constitute an integral part hereof.

1.2	The headings of the sections in this Agreement are for the sake of convenience only and shall not serve in the interpretation of the Agreement.

1.3	All capitalized terms not defined herein shall have the meaning ascribed to such terms in License Agreement.

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1.4	In this Agreement the following expressions shall have the meanings appearing alongside them, unless the context otherwise requires:

“Effective Date” shall mean the date of occurrence of the earliest of the Events.

“Event(s)” shall mean a situation in which: (i) the Company passes a resolution for voluntary winding up or a winding up application is made against it and not set aside within sixty (60) days; or (ii) a receiver or liquidator is appointed for the Company; or (iii) the Company enters into winding up or insolvency or bankruptcy proceedings; or (iv) the Company ceases operations; or (v) a Joint Patent has become a Relinquished Patent.

“Intellectual Property Rights” shall mean any and all rights relating to intellectual property, including without limitation, all inventions, patents and patent applications, including all re-issuances, continuations, continuations-in-part, divisions, revisions, extensions and re-examinations thereof.

“Relinquished Patent” shall mean a Joint Patent for which the Company fails to pay the expenses of the filing, prosecution, maintenance or any activity required by the patent office, relating thereto.

2.	Assignment of Joint Patents.

2.1	Upon the Effective Date, the Company shall assign, convey and transfer to Yissum, its successors and assigns, the entire right, title and interest in and to any Joint Patent(s), including all Intellectual Property Rights therein, and all rights and benefits under any applicable law, treaty or convention. Notwithstanding the foregoing, in case the Event relates solely to a Relinquished Patent, the aforementioned assignment shall relate only to such Relinquished Patent.

2.2	Subsequent to an assignment pursuant to this Agreement, the Company or its successors, legal representatives or assigns shall notify Yissum, its successors, legal representatives and assigns, of any facts known to it regarding said Joint Patents, testify in any legal proceeding, sign all lawful papers, execute all divisional, continuing, reissue and foreign applications, make all rightful oaths, and generally do everything possible to assist Yissum, its successors, legal representatives and assigns, to obtain and enforce proper protection, full ownership and rights of use for said Joint Patents in all countries.

2.3	In the event the Company, its successors, legal representatives or assigns fail to execute and deliver such documents and instruments promptly upon Yissum’s request, Yissum is hereby authorized and appointed attorney-in-fact of and for the Company to make, execute and deliver any and all such documents and instruments.

3.	Governing Law and Jurisdiction. The provisions of this Agreement and everything concerning the relationship between the Parties in accordance with this Agreement shall be governed by the laws of the State of Israel and exclusive jurisdiction shall be granted to the appropriate courts in Jerusalem, Israel.

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4.	Miscellaneous. This Agreement supersedes any prior understanding, agreement, practice or contract, oral or written, between the Parties with respect to the matters covered by this Agreement. This Agreement may not be modified except by written instrument signed by all Parties hereto. This Agreement may be executed in counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument. This Agreement shall be binding upon the Parties’ heirs, executors, administrators, successors, and assigns. The invalidity of any provision of this Agreement shall not result in the invalidity of the entire Agreement.

AS WITNESS THE HANDS OF THE PARTIES:

NAYA BIOSCIENCES INC., a Delaware corporation, of 19505 Biscayne Blvd, Suite 2350, 3rd floor, Aventura, FL 33180		Yissum Research Development Company of the Hebrew University of Jerusalem Ltd. Hi-Tech Park, Edmond J. Safra Campus, Givat Ram, P.O.B 39135, Jerusalem 91390, Israel

By:		By:
Name:	Dr. Daniel Teper	Name:	Dr. Karen-Or Amar
Title:	Chairman and CEO	Title:	VP Business Development Healthcare Yissum
Date:	December 23, 2023	Date:	12/27/2023

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